UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 31, 2014

 LEO MOTORS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-151381	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

291-1, Hasangok-dong
Hanam City, Gyeonggi-do	465-250
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02    Unregistered Sales of Equity Securities

On July 31, 2014, Leo Motors, Inc., a Nevada Corporation (the “Company”) sold three convertible promissory notes (each a “Note”) for an aggregate principal amount of $961,540 to two Korean accredited investors pursuant to a Securities Purchase Agreement (the “Agreement”), a form of which is attached hereto as Exhibit 10.1.

Each note has a maturity date which is three years after the date of issuance. Each Note has an interest rate of four (4%) percent per annum. Each note is convertible into restricted shares of the Company’s common stock (“Common Stock”) at any time on the date that is three months after the date such Note was issued at an exercise price equal to $0.10 per share, which may be adjusted, subject to certain terms and conditions, to a price equal to the greater of (i) par value of the Common Stock, or (ii) seventy-five (75%) of the average trading price of the Common Stock for the 3 months immediately preceding the date of conversion. The Company is permitted to repay the Note at any time after the date that is three months after the date of issuance.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1, referenced below and is incorporated by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: August 6, 2014	By: /s/Shi Chul Kang
Shi Chul Kang
Chief Executive Officer By: /s/ Jun Heng Park Jun Heng Park Chief Executive Officer